Exhibit 10.48
Workhorse Group Inc. 2019 Incentive Stock Plan
PERFORMANCE SHARE UNIT AWARD AGREEMENT

1.Grant of Performance Share Unit Award. In accordance with, and subject to, the terms and conditions of (a) the Workhorse Group Inc. 2019 Incentive Stock Plan, as it may be amended from time to time (the “Plan”), and (b) this Performance Share Unit Award Agreement (the “Agreement”), Workhorse Group Inc. (the “Company”) grants to the Grantee identified on Schedule 1 attached hereto (the “Grantee”) an award for a target number of Performance Share Units set forth on Schedule 1 (the “Target Award”). The Performance Share Units awarded under this Agreement shall be deemed to have been granted on the date set forth on Schedule 1 (the “Grant Date”). The number of Performance Share Units to which the Grantee actually becomes entitled for the Performance Period will be determined by the level of achievement of the Performance Objectives as set forth on Exhibit A. The Performance Share Units shall be credited to a separate notional account maintained for the Grantee on the books and records of the Company. Schedule 1 and Exhibit A are incorporated into and form a part of this Agreement.
2.Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan. The following capitalized terms shall have the following meanings:
a.“Adjusted EBITDA” means, for any calendar year, the Company’s earnings before interest expense, income taxes and non-controlling interests, and depreciation and amortization expenses, as determined in accordance with normal business practices, adjusted for any non-recurring items as deemed appropriate by the Committee or the Board.
b.“Change of Control” means:
i.    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule I3d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (A) the outstanding shares of common stock of the Company, or (B) the combined voting power of the Company's outstanding securities;
ii.    the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, more than fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
iii.    the sale or disposition of all or substantially all of the Company's assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company).
c.“Market Value Price” means the latest available closing price of a Share or of a share of common stock of a company in the Peer Group, as the case may be, on the National Association of Security Dealers Automated Quotations (NASDAQ), the New York

Exhibit 10.48
Stock Exchange, or other recognized market if the stock does not trade on either such exchanges at the relevant time.
d.“Peer Group” means the group of companies established by the Board or the Committee and reported to the Board, as set forth on Exhibit B attached hereto.
e.“Performance Objectives” means the predetermined goals of the Company established by the Board or the Committee and reported to the Board, as more particularly set forth on Exhibit A attached hereto.
f.“Performance Period” means the period commencing on January 1, 2022 and ending on December 31, 2024.
g.“Performance Share Unit” means the right to receive one (1) Share or the value thereof in the future based upon the satisfaction of the Performance Objectives during the Performance Period, as determined by the Board or the Committee.
h.“Share” means a share of Stock.
i.“Total Shareholder Return” or “TSR” means with respect to the Company or a company in the Peer Group, as applicable, the cumulative return to shareholders during the Performance Period, measured by the change in Market Value Price plus dividends (or other distributions) reinvested over the Performance Period, determined on January 1, 2022 and the last business day of the Performance Period. Total Shareholder Return shall be calculated (i) using a 30-day trading average of the stock price ending on (A) January 1, 2022, and (B) the last business day of the Performance Period, and (ii) assuming all dividends declared during the Performance Period are reinvested at the closing Market Value Price on the applicable ex-dividend date.
3.Acceptance by Grantee. The Grantee is required to accept the award of Performance Share Units granted pursuant to this agreement. If the Grantee does not accept this Agreement and comply with its terms, including the condition that the Grantee enter into that certain Employee Non-Compete Agreement (the “Non-Compete Agreement”) described in Section 11, as evidenced by the Grantee’s execution of Schedule 1 to this Agreement and the Non-Compete Agreement, and the delivery of an executed copy of such instruments to the Company by June 30, 2022 (the “Acceptance Date”), all Performance Share Units subject to this Agreement shall be automatically forfeited and the Grantee shall have no further rights under or with respect to such Performance Share Units. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. By executing Schedule 1 to this Agreement, the Grantee represents that the Grantee has read and understands the provisions hereof, and accepts the Performance Share Units subject to all of the terms, conditions, restrictions and limitations of the Plan and this Agreement.
4.Performance Objectives. Except as otherwise provided in Section 5:
a.The number of Performance Share Units to which the Grantee actually will be entitled for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Objectives in accordance with Exhibit A. All determinations of whether the Performance Objectives have been achieved and the level of any such achievement, the number of Performance Share Units to which the Grantee will be entitled, and all other matters related to this Section 4 shall be made by the Board or the Committee in its sole discretion.

Exhibit 10.48
b.Promptly following completion of the Performance Period (and no later than sixty (60) days following the end of the Performance Period), the Board or the Committee will review and certify in writing (i) whether, and to what extent, the Performance Objectives for the Performance Period have been achieved, and (ii) the number of Performance Share Units to which the Grantee will be entitled for the Performance Period, if any, subject to the requirements of Section 5. Such certification shall be final, conclusive, and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.
5.Vesting of Performance Share Units.
a.The Performance Share Units are subject to forfeiture until they vest. Except as otherwise provided herein, provided that the Grantee remains in continuous service as an employee of the Company (“Continuous Service”) from the Grant Date through the last day of the Performance Period, and further provided that the “Threshold” level of the Performance Objectives set forth in Exhibit A has been achieved, the Performance Share Units will vest as of the last day of the Performance Period (the “Vesting Date”). The number of Performance Share Units that vest and become nonforfeitable under this Agreement shall be determined by the Board or the Committee in its discretion based on the level of achievement of the Performance Objectives set forth in Exhibit A and shall be rounded to the nearest whole Performance Share Unit.
b.In the event that a Change of Control occurs prior to the Vesting Date and prior to the date on which the Grantee’s Continuous Service has terminated, the Performance Share Units shall vest upon the Change of Control at the target level of achievement of the Performance Objectives set forth in Exhibit A and the date of the Change of Control will be the “Vesting Date” for purposes of this Agreement.
c.Unless otherwise determined by the Board or the Committee in the exercise of its discretion under the Plan and except as otherwise expressly provided in this Agreement, if the Grantee’s Continuous Service terminates for any reason at any time prior to the Vesting Date, the Grantee’s Performance Share Units shall be automatically forfeited upon such termination of Continuous Service and the Company shall have no further obligations to the Grantee under this Agreement. If the Board or the Committee exercises discretion to vest any of the Performance Share Units upon or in connection with the Grantee’s termination of Continuous Service, the date of termination (or, if later, the vesting date determined at the time of the exercise of the Board’s or the Committee’s discretion and based on the terms of the discretionary vesting) will be the “Vesting Date” for purposes of this Agreement.
d.In the event that any of the terms contained in this Section 5 conflict with any employment agreement in effect between the Company and the Grantee, then the terms of the employment agreement shall govern if such terms are more favorable to the Grantee.
6.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Performance Period and until such time as the Performance Share Units are settled in accordance with Section 8, the Performance Share Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Performance Share Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Performance Share Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.

Exhibit 10.48
7.Rights as Shareholder; Dividend Equivalents.
a.The Grantee shall not have any rights of a shareholder with respect to the Shares underlying the Performance Share Units unless and until the Performance Share Units vest and are settled by the issuance of such Shares.
b.Upon and following the settlement of the Performance Share Units in Shares, the Grantee shall be the record owner of the Shares underlying the Performance Share Units unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).
c.The Grantee shall not be entitled to any dividend equivalents with respect to the Performance Share Units to reflect any dividends payable on Shares.
8.Settlement of Performance Share Units.
a.Subject to Section 9, promptly following the Vesting Date, and in any event no later than March 15 of the calendar year following the calendar year in which such Vesting Date occurs (the date on which such settlement occurs being referred to herein as the “Settlement Date”), the Company shall pay to the Grantee, in cash, an amount equal to the fair market value (determined as of the Settlement Date) of the number of Shares represented by the Performance Share Units that vested as of the applicable Vesting Date.
b.Notwithstanding the provisions of Section 8(a) but subject to Section 9, the Board or the Committee in its sole discretion and for any reason may elect to settle the vested Performance Share Units (in whole or in part) in the form of Shares rather than cash. If and to the extent that the Board or the Committee exercises its discretion pursuant to this Section 8(b), as of the Settlement Date the Company shall (i) issue and deliver to the Grantee a share certificate evidencing the number of Shares equal to the number of vested Performance Share Units that are to be settled in Shares, and (ii) enter the Grantee's name on the books and records of the Company as the shareholder of record with respect to such Shares delivered to the Grantee. In lieu of the issuance of a share certificate evidencing Shares, the Company may use a “book entry” system in which a computerized or manual entry is made in the books and records of the Company to evidence the issuance of such Shares. Such Company books and records are, absent manifest error, binding on all parties.
9.Payment of Taxes. The Grantee understands that he will have to pay income and employment taxes on the fair market value of the vested Performance Share Units at the time of settlement of such Performance Share Units (whether in cash or Shares). The Company’s obligation to deliver Shares or cash, as applicable, in settlement of the vested Performance Share Units shall be subject to the Grantee’s satisfaction of all applicable federal, state, and local income and employment tax withholding obligations. If tax withholding attributable to the settlement of the vested Performance Share Units is required by the Company, then, at the Board’s discretion, the Company may satisfy such tax obligations by reducing the number of Shares otherwise deliverable (if the units are to be settled in Shares) or by accepting the delivery to the Company of Shares previously owned and unencumbered by the Grantee. Any withholding with respect to cash payments will be made by a reduction of the cash payment otherwise to be paid to the Grantee. The Company shall also have the right to withhold from any salary, bonus or other payments due the Grantee the amount necessary to satisfy any tax withholding obligations related to the settlement of the vested Performance Share Units.
10.Nonassignability. Except as otherwise provided herein and in the Plan, the Performance Share Units and the rights relating thereto shall not be assignable or transferable by the Grantee other than to a designated beneficiary upon the Grantee’s death pursuant to his will

Exhibit 10.48
or by the laws of descent and distribution. Any such assignment or transfer shall be null and void and without effect upon any attempted assignment or transfer, except as provided herein or in the Plan, including, without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation, or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process, or similar process, whether legal or equitable, upon the Performance Share Units.
11.Conditions of Granting Award. The Grantee understands and agrees that, as a condition to the Company granting the Performance Share Units under this Agreement, he must execute and deliver the Non-Compete Agreement by the Acceptance Date. The Grantee further understands that the Non-Compete Agreement shall become effective upon the Grantee’s execution and delivery thereof and that it shall remain in effect for the period described therein, which period would include a period following the Grantee’s termination of employment with the Company irrespective of the whether or not the Grantee becomes vested in the Performance Share Units in accordance with this Agreement.
12.Compliance with Law. The issuance and delivery of Shares pursuant to this Agreement shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued pursuant to this Agreement unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.
13.Adjustments. The Performance Share Units may be adjusted or terminated in any manner as contemplated by Section 8 of the Plan.
14.No Right to Continued Employment. Nothing contained in the Plan or in this Agreement, nor any action taken by the Board, shall confer upon the Grantee any right with respect to continuation of employment by the Company as an employee or service as an officer or director nor interfere in any way with the right of the Company to terminate the Grantee’s employment or other service as an employee, officer or director at any time with or without Cause, including during the Performance Period.
15.Governing Law; Venue; Dispute. This Agreement has been granted, executed and delivered in the State of Ohio, and the interpretation and enforcement shall be governed by the laws thereof without regard to conflict of laws principles, and subject to the exclusive jurisdiction of the courts therein. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Board for review. The resolution of such dispute by the Board shall be final, binding and conclusive on the Grantee and the Company.
16.Notices. Any notice required to be given pursuant to this Agreement or the Plan shall be in writing and shall be deemed to be delivered upon receipt or, in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Grantee at the address last provided by the Grantee for the Grantee’s service provider records. Any notice to the Company shall be addressed to the chief financial officer or to the chief legal officer of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
17.Agreement Subject to Plan. This Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is available to the Grantee, at no

Exhibit 10.48
charge, at the principal office of the Company. The provisions of the Plan, as they may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any provision contained herein and a provision of the Plan, the applicable provisions of the Plan will govern and prevail.
18.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on assignment and transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Performance Share Units may be transferred by will or the laws of descent or distribution.
19.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
20. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Board at any time, in its discretion. The grant of the Performance Share Units pursuant to this Agreement does not create any contractual right or other right to receive any Performance Share Units or other Grants in the future. Future Grants, if any, will be at the sole discretion of the Board or the Committee. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment or other service with the Company.
21.Amendment. The Board has the right to amend, alter, suspend, discontinue or cancel the Plan, prospectively or retroactively; provided, that, no such amendment shall alter or impair the Grantee’s material rights and obligations under this Agreement without the Grantee’s written consent.
22.Section 409A of the Code. It is intended that any payments with respect to Performance Share Units shall either be exempt from or comply with section 409A of the Code. The provisions of this Agreement shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Grantee’s termination of employment (or other separation from service):
a.and if the Grantee is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Grantee’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Grantee’s termination of employment or separation from service; and
b.the determination as to whether the Grantee has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.
23.No Effect on Other Benefits. The value of the Grantee’s Performance Share Units is not part of the Grantee’s normal or expected compensation for purposes of calculating any

Exhibit 10.48
severance, retirement, welfare, insurance or similar employee benefit, unless the express provisions of a written service provider benefit provides otherwise.
24.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
IN WITNESS WHEREOF, the parties hereto have caused this Performance Share Unit Award Agreement to be executed as of the date set forth on Schedule 1 to this Agreement.

[Schedule 1 follows]

Exhibit 10.48
Schedule 1
Performance Share Unit Award Agreement
Name of Grantee:    ___________________

Target Award:     __________ Performance Share Units (“Target Units”)

TSR Target Award:     50% of the Target Units

Adjusted EBITDA Target Award:     50% of Target Units

Grant Date:    _____________, 2022

The undersigned agrees to the terms and conditions of the Plan and Performance Share Unit Award Agreement of which this Schedule 1 is a part.

GRANTEE:	By: (signature) Date:

Exhibit 10.48
Exhibit A
Performance Objectives
A.    TSR Target Award. The Performance Share Units subject to the TSR Target Award (the “TSR Performance Share Units”) that shall become vested for the Performance Period shall be determined by reference to the Company’s TSR over the Performance Period relative to the TSR of each of the entities in the Peer Group. Except as otherwise provided in the Plan or the Agreement, the number of TSR Performance Share Units that may become vested with respect to the Performance Period shall be determined as follows:

Percentile Rank of Company’s TSR Compared to the TSR of the Peer Group Entities	TSR Performance Share Units Vested as a Percentage of the TSR Target Award
Less than 25th percentile	0%
25th percentile (Threshold)	50% of TSR Target Award
50th percentile (Target)	100% of TSR Target Award
75th percentile (Maximum)	200% of TSR Target Award
With respect to both the stock of the Company and the stock of each of the companies that comprise the Peer Group, TSR shall be calculated (a) using a 30-day trading average of the stock price ending on January 1, 2022 and on the last day of the Performance Period, and (b) assuming all dividends declared during the Performance Period are reinvested at the closing price on the applicable ex-dividend date.
In the event the level of achievement falls between the Threshold percentile and Target percentile or between the Target percentile and Maximum percentile, the percentage of the Target Award earned will be interpolated on a straight-line basis between such applicable percentiles.
Depending on the Company’s TSR over the Performance Period relative to the TSR of the companies that comprise the Peer Group, between 0% and 200% of the Performance Share Units subject to the TSR Target Award may become vested. In the event the level of achievement of the Performance Objective is in excess of the Maximum percentile, the Grantee shall not be entitled to any Performance Share Units in excess of 200% of the TSR Target Award.
B.    Adjusted EBITDA Target Award. The Performance Share Units subject to the Adjusted EBITDA Target Award (“Adjusted EBITDA Performance Share Units”) shall become vested based on the sum of the Company’s Adjusted EBITDA for each calendar year of the Performance Period (“Cumulative Adjusted EBITDA”) based on the Adjusted EBITDA Performance Objective established for the Performance Period. For each year during the Performance Period, the Committee or the Board shall establish a Threshold level of Adjusted EBITDA performance, a Target level of Adjusted EBITDA performance and a Maximum level of Adjusted EBITDA performance. The sum of the applicable level of Adjusted EBITDA performance for each year of the Performance Period shall be the applicable EBIDTA Performance Objective for the Performance Period. Specifically, for the Performance Period, the sum of the Threshold EBIDTA level of performance for each of the three years of the Performance Period shall be the “EBIDTA Threshold Level,” the sum of the Target Adjusted EBITDA level of Performance shall be the “EBIDTA Target Level” and the sum of the

Exhibit 10.48
Maximum Adjusted EBITDA level of performance shall be the “EBIDTA Maximum Level”. If the Company’s Adjusted EBITDA performance for any calendar year during the Performance Period is above the Maximum level of performance for that year, the Board or Committee may determine, in its discretion, that only the portion of Adjusted EBITDA up to that year’s Adjusted EBITDA Maximum Level shall be taken into account for purposes of determining the level of Adjusted EBITDA performance for the Performance Period.
Except as otherwise provided in the Plan or the Agreement, the number of Adjusted EBITDA Performance Share Units that may become vested with respect to the Performance Period shall be determined as follows as of the end of the Performance Period by reference to the Company’s Cumulative Adjusted EBITDA for the Performance Period:

Company’s Cumulative Adjusted EBITDA for Performance Period	Adjusted EBITDA Performance Share Units Vested as a Percentage of the Adjusted EBITDA Target Award
Less than the EBIDTA Threshold Level	0%
At least equal to the EBIDTA Threshold Level but less than the EBIDTA Target Level	50% of Adjusted EBITDA Target Award
At least equal to the EBIDTA Target Level but less than the Adjusted EBITDA Maximum Level	100% of Adjusted EBITDA Target Award
At least equal to the EBIDTA Target Level	200% of Adjusted EBITDA Target Award

In the event that the level of achievement falls between the Threshold percentile and Target percentile or between the Target percentile and Maximum percentile, the percentage of the Target Award earned will be interpolated on a straight-line basis between such applicable percentiles.
In the event that Adjusted EBITDA for any calendar year during the Performance Period is to be determined based on a period other than a full calendar year Adjusted EBITDA for such calendar year shall be calculated on a pro rata basis to reflect the portion of the calendar year elapsed through the date of the calculation.

Exhibit 10.48
Exhibit B
Peer Group
The following companies shall comprise the Company’s Peer Group for purposes of this Performance Share Unit Award:
1.ELMS (ticker symbol ELMS)
2.Lordstown Motors (RIDE)
3.Shyft Group (SHYF)
4.Arrival (ARVL)
5.Canoo (GOEV)
6.Lion Electric Company (LEV)
7.Lightning Motors (ZEV)
8.REE Automotive (REE)
9.Nikola Automotive (NKLA)
10.Proterra (PRTA)
11.XL Fleet (XL)
12.Fisker (FSR)
    The Peer Group of 12 companies listed above shall not be adjusted during the Performance Period except to exclude one or more of the companies listed above that during the Performance Period (i) cease to be publicly traded (other than as a result of a bankruptcy proceeding or other similar reorganization) or (ii) have experienced a major restructuring by reason of a spin-off of more than 50% of any such company’s assets.